                                                FILED PURSUANT TO RULE 424(b)(2)
                                                 REGISTRATION FILE NO. 333-43521

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JANUARY 9, 1998

     This Prospectus Supplement amends and restates pages 11 and 12 of the Prospectus dated January 9, 1998, as supplemented by a Prospectus Supplement dated February 17, 1998. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of November 30, 1997 with respect to the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and the maximum number of shares of common stock being offered hereby. Because the Selling Stockholders may offer all, a portion or none of the Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Shares of Common Stock that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Shares offered by means of this Prospectus may be offered from time to time by the Selling Stockholders named in the following table. Other than as a result of the ownership of common stock, none of the Selling Stockholders has had any material relationship with the Company within the past three years, except as noted herein.

                                                                                             NUMBER OF SHARES OF
                                                                                                 COMMON STOCK/
                                       NUMBER OF SHARES OF              MAXIMUM             PERCENTAGE OF CLASS TO
                                           COMMON STOCK           NUMBER OF SHARES TO           BE OWNED AFTER
                                          OWNED PRIOR TO          BE SOLD PURSUANT TO           COMPLETION OF
             NAME                          THE OFFERING             THIS PROSPECTUS              THE OFFERING
             ----                          ------------              --------------              ------------
Andre C. Dimitriadis(1)                         30,314                     30,314                     ___
The Sisters of St. Louis                         1,000                      1,000                     ___
 (Monaghan)
LTC Properties, Inc.(2)                         30,847                     30,847                     ___
Charles Samuel Allmond                           6,231                      6,231                     ___
Alfred W. Clark                                  2,692                      2,692                     ___
The Girvin Group                                 2,692                      2,692                     ___
John M. Hartz                                   10,769                     10,769                     ___

------------------------
(1) Mr. Dimitriadis served as a director of the Company from July 1994 to September 1997. In February 1998, Mr. Dimitriadis donated 1,000 shares to The Sisters of St. Louis which proposes to sell such shares hereunder.

(2) LTC Properties, Inc. ("LTC Properties") is a health care REIT with which the Company has entered into certain sale/leaseback arrangements to finance its development efforts. In addition, in connection with the recent acquisition of Carriage House, the Company has agreed to guarantee the payment and performance of certain obligations of Carriage House's to LTC Properties. See "The Merger."

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 28, 1998.

                                                                                             NUMBER OF SHARES OF
                                                                                                 COMMON STOCK/
                                       NUMBER OF SHARES OF              MAXIMUM             PERCENTAGE OF CLASS TO
                                           COMMON STOCK           NUMBER OF SHARES TO           BE OWNED AFTER
                                          OWNED PRIOR TO          BE SOLD PURSUANT TO           COMPLETION OF
             NAME                          THE OFFERING             THIS PROSPECTUS              THE OFFERING
             ----                          ------------             ---------------              ------------
Geoffrey O. Hartzler                             10,769                     10,769                    ___
Christopher T. Ishikawa                           6,231                      6,231                    ___
Thomas W. Knaup                                   5,384                      5,384                    ___
James J. Pieczynski(3)                           18,695                     18,695                    ___
St. Michael's Elementary School                   1,000                      1,000                    ___
Howard J. Privett and                            26,923                     26,923                    ___
Nell K. Privett
Pamela J. Privett                                 6,231                      6,231                    ___
Albert Silverman                                  5,384                      5,384                    ___
Robert V. Siebel(4)                              65,745                     65,745                    ___
Zachary H. and                                    5,384                      5,384                    ___
Rhonda L. Shafran
Thomas Turner Stuart                              5,384                      5,384                    ___
Roger Wittlin                                     8,076                      8,076                    ___
Evelyn Yalung                                    11,231                      6,231                   5,000
Consulting Management &                          48,461                     48,461                    ___
 Education, Inc.(5)
Consolidated Services, Inc.                       2,692                      2,692                    ___
-------------------------------

(3) In April, 1998, Mr.Pieczynski donated 1,000 shares to St. Michael's Elementary School which proposes to sell such shares hereunder.
(4)   Mr. Siebel is the President of CME.  See Note 4.
(5) In connection with the acquisition of Carriage House, the Company has assumed the obligations of Consulting Management and Education, Inc. ("CME") which had guaranteed certain construction loans in favor of LTC Properties. See "The Merger."

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